Exhibit 99.1

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES ENTRY INTO FORBEARANCE AGREEMENTS, ADDITIONAL ADVANCES UNDER ITS CREDIT AGREEMENT AND REPAYMENT OF ITS 10% SENIOR NOTES DUE 2019

September 24, 2019 – HOUSTON, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCQB: SXPLW) today announced that on September 23, 2019 it entered into forbearance agreements (the “Forbearance Agreements”) with lenders representing approximately 93% of the outstanding loans under its credit and security agreement (the “ABL Agreement”), lenders representing at least 67% of the outstanding loans under its term loan and security agreement (the “Term Loan Agreement”), and holders representing at least 90% of its outstanding 6.00% Senior Secured Convertible Notes due 2023 (the “Convertible Notes”) (collectively, the “Forbearing Creditors”).

Under the terms of the Forbearance Agreements, the Forbearing Creditors have agreed to refrain from exercising all rights and remedies available to them under the debt agreements and applicable law as a result of the Company’s need to restate certain historical financial statements and other events of default that have occurred and other potential defaults or events of default that may occur as further specified in the Forbearance Agreements. The Forbearance Agreements will expire at 5:00 p.m. (New York City time) on the earlier of (a) November 30, 2019 and (b) the date the Forbearance Agreements otherwise terminate in accordance with the terms therein, including as a result of the Company’s completion of the restatement of its financial statements.

In connection with entering into the Forbearance Agreements, on September 23, 2019, the Company also entered into an amendment to the ABL Agreement to, among other things, allow for additional advances. On September 24, 2019, the Company repaid in full the approximately $7 million principal balance of its 10% Senior Notes due 2019 at maturity and also borrowed approximately $8 million, excluding related fees and expenses, under the ABL Agreement to be used for additional working capital.

The Company is continuing its discussions with the Forbearing Creditors regarding a waiver of the events of default specified in the Forbearance Agreements. The Forbearing Creditors constitute the required percentage of holders to agree to any waivers or amendments to the relevant debt agreement. The Company expects that the Forbearance Agreements and the amendment to the ABL Agreement will allow these discussions to continue while the Company works to complete the restatement of its financial statements, as disclosed in the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on August 16, 2019 and August 22, 2019. The Company cannot make any assurances regarding the timing of the restatement or

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whether the Company will be successful in receiving the requested waivers. If the Company is not successful in these efforts, it would likely have a material adverse effect on the Company’s business, financial condition and results of operations.

About SAExploration Holdings, Inc.

SAE is an international oilfield services company offering a full range of vertically-integrated seismic data acquisition, data processing and interpretation, and logistical support services throughout North America, South America, Asia Pacific, Africa and the Middle East. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of data processing and interpretation services utilizing its proprietary, patent-protected software, and also provides in-house logistical support services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation, and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. With its global headquarters in Houston, Texas, SAE supports its operations through a multi-national presence in the United States, United Kingdom, Canada, Peru, Colombia, Bolivia, Malaysia, Singapore, and Australia. For more information, please visit SAE’s website at www.saexploration.com.

The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.

Forward Looking Statements

Except for statements of historical fact, the matters discussed herein are “forward-looking statements” within the meaning of the applicable U.S. federal securities laws. The words “may,” “possible,” “estimates”, “expects,” “believes” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements, including statements regarding the possible impact of the matters summarized in this press release, may or may not be realized, and differences between estimated results and those actually realized may be material.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to known and unknown uncertainties, including:

•	risks relating to the time it will take the Company to complete the previously announced restatement of its financial statements and remediate the related material weaknesses;
•	the impact of the restatement and conclusion of the Company regarding the effectiveness of its internal controls and disclosure controls and procedures, among other things;
•	additional risks may arise in the process of completing the restatement and related disclosures to be revised that are not knowable today;
•

risks related to the Company’s debt agreements and events of default described above, including the risks that the holders of the debt do not provide waivers of the events of default and seek to accelerate the maturity date of the applicable debt and exercise other remedies, such as foreclosure, among other things;

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•	risks arising from the holders of the Company’s debt taking other actions against the Company, including by seeking a bankruptcy filing;
•	the potential need for the Company itself to seek bankruptcy protection;
•	costs and outcomes of pending and any future litigation;
•	the impact that the disclosure in this press release, as well as possible future filings and disclosures may have on the Company’s business, including customers, employees and others;
•

the time and expense required to complete the restatement, revised disclosures, respond to the SEC and for the Company to complete its own investigation, which expenses are likely to be material and are likely to have a material adverse impact on the Company’s cash balance, cash flow and liquidity; and

•	other risks described more fully in the Company’s filings with the SEC that relate to matters not covered in this press release.

Each of these risks, and the known and unknown consequences of these risks, could have a material negative impact on the Company, its business and prospects. As of the date of this press release, the Company cannot make any assurances regarding the impact or outcome of these risks. Forward-looking statements reflect the views of the Company as of the date hereof. The Company does not undertake to revise these statements to reflect subsequent developments, other than in compliance with U.S. federal securities laws and the Company’s determination that any such revised disclosure is necessary or advisable to do.

Contact

SAExploration Holdings, Inc.

Ryan Abney

Vice President, Finance

(281) 258-4400

rabney@saexploration.com

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